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May 7, 2002

Eric Hertz

Dear Eric:

This letter (the "Letter Agreement") sets forth the terms of your employment with Western Wireless Corporation ("WWC"), effective May 10, 2002 (or date of execution).

     1. ROLE: Your title will be Chief Operating Officer. In that capacity you will report to the Chief Executive Officer of WWC (the "CEO").

     2. RESPONSIBILITIES: Your responsibilities will include supervision of all operating functions of WWC including sales and marketing, customer service, information technology and engineering together with such other duties as may be assigned to you by the CEO. You will devote substantially all of your business time and attention to the obligations delineated in this Letter Agreement.

     3. CASH COMPENSATION: Your base compensation will be $325,000, payable in accordance with standard payroll practices of WWC. In addition, you will have an opportunity, as determined by WWC, to earn a performance bonus targeted at $225,000 per year, to be paid annually at yearend. The bonus will be based on a formula based on growth, cash flow and leadership. Your first year's bonus will be prorated for your start date. It is understood that nothing contained herein will prevent WWC, in its sole and absolute discretion, from, at any time, increasing your compensation, either permanently or for a limited period, whether in base compensation, by bonus or otherwise, if WWC in its sole discretion, shall deem it advisable to do so in order to recognize and fairly compensate you for the value of your services to WWC; provided, however, that nothing contained in this paragraph three shall in any manner obligate WWC to make any such increase or provide any such additional compensation or benefits.

     4. STOCK OPTIONS: You will receive an option to purchase 100,000 shares of WWC's common stock at an exercise price per share as of the closing price of the stock on your acceptance of this offer or other mutually agreed upon date. Your options will have a 4-year vesting and shall contain Change of Control protection consistent with other officers of WWC. You will be eligible to continue, during the course of your employment, to participate in the option program at a level to be determined by the CEO and the Compensation Committee.

     5. RESTRICTED STOCK GRANT: You will receive a restricted stock grant of 35,000 shares and a cash tax gross up upon your start. The shares will be fully vested when granted but subject to forfeiture if you terminate your employment voluntarily without Cause or your employment is terminated by WWC with Cause prior to your one year anniversary with WWC. This forfeiture restriction will terminate if there is a Change of Control of WWC. For the purposes of this Letter Agreement, "Change of Control" shall be as defined in the WWC Stock Option Agreement.

     6. RELOCATION: We will pay you a flat payment of $200,000, which is intended to cover your costs of relocation including moving your belongings, vehicles and animals, the costs associated with buying and selling houses and any other costs associated with the move. This payment is intended to cover all costs of relocation except that it is understood that the company will separately reimburse you for the cost of travel to and from Seattle prior to your relocation, the cost of temporary housing in the Seattle area and the cost of house hunting trips for your family to come to the Seattle area.

     7. BENEFITS: You will also be eligible to participate in the WWC's Employee Benefit Programs upon eligibility, which includes a group health insurance program; life insurance and 401(k) plan with matching.



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         You will be entitled to four weeks of vacation annually.

     8. EXPENSES: WWC will reimburse you for all reasonable out-of-pocket business expenses paid or incurred by you in connection with the performance of your duties, upon submission of signed, itemized lists of such expenses on general forms established for that purpose by WWC.

     9. INDEMNIFICATION: WWC will enter into an Indemnification Agreement with you pursuant to which WWC will agree to indemnify you against certain liabilities arising by reason of your affiliation with WWC.

     10. NON-DISCLOSURE: You agree not to disclose at any time, whether during the term of this Letter Agreement or thereafter, any secret or confidential information relating to WWC's or any of its subsidiaries' businesses, financial condition or prospects, which information you have obtained while employed by WWC or by any of its subsidiaries or any of the predecessors in interest of any of them, except (i) as may be required in furtherance of the businesses of WWC or of any of its subsidiaries, (ii) with WWC's express prior written consent, (iii) if such information is made generally available to the public through no fault of yours, or (iv) if such disclosure is required by applicable law or regulation or by legal process and then only with prompt written notice to WWC in advance of any such disclosure.

     11. NON-COMPETE: You agree that, during the term of your employment by WWC and for a period of one (1) year immediately following the termination of your employment with WWC for any reason whatsoever, you will not, either directly or indirectly, for compensation or any other consideration, individually or as an employee, broker, agent, consultant, lender, contractor, advisor, solicitor, stockholder (provided that ownership of 5% or less of the outstanding stock of any corporation listed on a national securities exchange is not prohibited), proprietor, partner, or person having any other material economic interest in, affiliated with or rendering services to any other entity, engage in or provide services to or for a business that is substantially the same as or similar to WWC's or its subsidiaries businesses and which competes within the applicable commercial mobile radio services markets serviced by WWC or its subsidiaries, directly or indirectly.

     12. EMPLOYMENT AT WILL: Notwithstanding any other provision of this Letter Agreement, your employment by WWC may be terminated by WWC at any time, with or without Cause, as defined below. In the event of a termination for Cause you will have no rights to severance payments. Termination for "Cause" means (i) your gross neglect or willful material breach of your principal employment responsibilities or duties, (ii) a final judicial adjudication that you are guilty of a felony, (iii) fraudulent conduct as determined by a court of competent jurisdiction in the course of your employment with WWC or any of its subsidiaries, (iv) the breach by you of the covenant set forth in paragraph nine, below, or
         (v) the material breach by you of any other provision of this Letter Agreement which continues uncured for a period of thirty (30) days after notice thereof by WWC. In the event of your voluntary termination of employment with WWC, you will have no rights to severance benefits.

         In the event of an involuntary termination for other than Cause (which shall include your resignation as a direct result of (i) a reduction in your base compensation and/or incentive bonus target percentage, or
         (ii) the material breach by the Company of any provision of this Letter Agreement which continues uncured for a period of thirty (30) days after notice thereof by you), then (A) you will be entitled to receive a severance payment in an amount equal to your accrued but unpaid existing annual targeted incentive bonus through the date of termination, twelve (12) months of your then base compensation and an amount equal to twelve (12) months of your existing annual targeted incentive bonus; (B) WWC will, at its expense, make all COBRA benefit payments on behalf of you and your dependents for twelve (12) months following such involuntary termination; and (C) with respect to any stock options previously granted to you by WWC which remain unvested at the time of the involuntary termination, notwithstanding the vesting language in the stock option agreement pursuant to which such options were granted, there shall be immediate vesting



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         of that portion of each such grant of unvested stock options as equals the product of the total number of such options under such grant which remain unvested multiplied by a fraction the numerator of which is the sum of (i) the number of days from the date on which the last vesting of options under such grant took place to and including the date on which the termination occurs plus (ii) 365 and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant took place to and including the date on which the final vesting under such grant would have occurred.

         Your death or permanent disability will be deemed an involuntary termination for other than Cause. "Permanent disability" shall mean your inability substantially to render the services required hereunder for eight (8) months in any eighteen (18) month period because of a physical or mental condition, it being understood that until you have received notice from WWC terminating this Letter Agreement, you will continue to receive your base compensation and all other benefits to which you are entitled under this Letter Agreement.

         You agree that upon termination of your employment by WWC for any reason you will surrender to WWC all proprietary records, lists and other documents obtained by you or entrusted to you during the course of your employment by WWC, together with all copies of all such documents. This Letter Agreement contains the entire agreement between you and WWC with respect to your employment by WWC, other than human resource and corporate policies, which are to be executed by all employees. This Letter Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of you and WWC.

     13. NOTICES: All notices, requests, demands and other communications with respect to this Letter Agreement will be in writing and will be deemed to have been duly given if delivered by hand, registered or certified mail (first class postage and fees prepaid, return receipt requested), telecopier or overnight courier guaranteeing next-day delivery, as follows:

         Western Wireless Corporation
         3650 - 131st Avenue SE, #400
         Bellevue, Washington 98006
         Attention:  General Counsel
         Telecopy:  (425) 586-8102

         Eric Hertz

         and to such other persons as either you or WWC has specified in writing to the other by notice as aforesaid.

     14. ENFORCEMENT: If any part of this Letter Agreement is hereafter construed to be invalid or unenforceable in any jurisdiction, the same will not affect the remainder of the Letter Agreement or the enforceability of such part in any other jurisdiction, which will be given full effect, without regard to the invalid portions or the enforceability in such other jurisdiction. If any part of this Letter Agreement is held to be unenforceable because of the scope thereof, you and WWC agree that the court making such determination will have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall be enforceable; provided, however, that such court's determination will not affect the enforceability of this Letter Agreement in any other jurisdiction beyond such court's authority.

     15. JURISDICTION: This Letter Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Washington without reference to conflicts of laws principles.



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Please signify your acceptance of the terms of this Letter Agreement by signing where indicated below.

                                            Sincerely yours,

                                            WESTERN WIRELESS CORPORATION



                                            By:
                                               ---------------------------------
                                                    John W. Stanton
                                                    Chief Executive Officer
AGREED TO AND ACCEPTED:



---------------------------------
Eric Hertz